EXHIBIT 99-A


                                  PRESS RELEASE


Illini Corporation                                   Contact:  Burnard K. McHone
3200 West Iles Avenue                          President/Chief Executive Officer
Springfield, Illinois 62707                                       (217) 787-5111

                ILLINI CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE
               FARMERS STATE BANK OF CAMP POINT AND ENGAGEMENT OF
               LEGACY SECURITIES CORPORATION TO PROVIDE INVESTMENT
                            BANKING ADVISORY SERVICES

Springfield, Illinois (March 2, 1999)

Illini Corporation, a bank holding company with 18 branches throughout central Illinois, announced today a definitive agreement for the acquisition by Illini Corporation of all of the outstanding shares of Farmers State Bank of Camp Point through a merger of Farmers State Bank with a subsidiary of Illini Corporation. Illini Corporation also announced that Legacy Securities Corporation has been retained to provide investment banking and financial advisory services to Illini Corporation.

As a result of the merger, the stockholders of Farmers State Bank will receive a total of 123,333 shares of Illini Corporation common stock and cash in the aggregate amount of $3,456,260. The transaction is subject to the completion by Illini Corporation of its due diligence review and to approval by the stockholders of Farmers State Bank and the appropriate regulatory authorities. The parties expect to close the transaction during the third quarter of 1999.

Commenting on the announcement, Burnard K. McHone, Illini Corporation President and CEO, stated that "We are pleased that Farmers State Bank has chosen to be associated with Illini. From a financial viewpoint it is an excellent acquisition for our stockholders. The transaction also allows us a unique opportunity to further pursue our strategic growth program". McHone also stated "Legacy has provided a fairness opinion to the Illini Board of Directors relating to its acquisition of Farmers State Bank. In addition and in accordance with our long-term strategic growth plans, Legacy will continue to advise us going forward relating to the identification, negotiation and acquisition of other financial institutions in and adjacent to our existing market areas." Legacy will also provide general business, strategic and financial advisory services to Illini Corporation as the company embarks on a plan to enhance shareholder value through growth, consolidation and the streamlining of its existing and acquired business operations.


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Illini Corporation is the holding company for Illini Bank, Springfield,
Illinois, with its principal office located at 120 South Chatham Road, Springfield, Illinois. As of December 31, 1998, Illini Corporation had consolidated total assets of approximately $161 million.

Farmers State Bank of Camp Point is an Illinois banking corporation, with its principal office located at 206 East Wood Street, Camp Point, Illinois. As of December 31, 1998, Farmers State Bank had total assets of approximately $33 million.

Legacy Securities Corporation is a boutique merchant bank with offices in Atlanta, Georgia and Memphis, Tennessee. Legacy's team of seasoned and experienced bankers were formerly in senior management and finance roles with major regional and national investment banking and financial services firms. Legacy provides investment banking and corporate finance services to middle market and emerging growth companies.

In an unrelated matter, Illini Corporation announced that its Board of Directors amended and restated the company's bylaws to change the company's annual meeting date from the third Thursday in April in each year to the third Thursday in May. In connection therewith, the company announced that this year's Annual Meeting of Stockholders will be held at 10:00 a.m. on May 20, 1999 at the principal office of the company, 3200 West Iles Avenue, Springfield, Illinois and that the Board of Directors has fixed March 22, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the annual stockholders meeting.

Illini Corporation common stock trades on the OTC Bulletin Board under the symbol ILIN.


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